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                                                                     EXHIBIT 3.4

                         ATLANTA RESIDUALS COMPANY, LLC

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

         This Agreement is made as of 12th day of June, 2001 by and among Atlanta Residuals Company, LLC (the "LLC"), and SYNAGRO - WWT, Inc. ("SYNAGRO"), Carl D. Jones & Associates, P.C. ("Jones") and Thacker Operating Company ("Thacker"), (such persons and their respective successors in interests being hereinafter referred to individually as "Member" or collectively as "Members").

         WHEREAS, the LLC has been formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the "Act") on the 12th day of June, 2001; and

         WHEREAS, the Members wish to set out fully their respective rights, obligations and duties regarding the LLC and its assets and liabilities;

         NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

                      ARTICLE 1 - Organization and Powers

         1.01 Organization. The LLC has been formed by the filing of its Certificate of Formation with the Secretary of State of Delaware pursuant to the Act. The Certificate of Formation may be restated by the Members as provided in the Act or amended by the Members to change the address of the office of the LLC in Delaware and the name and address of its resident agent in Delaware or to make corrections required by the Act. Other additions to or amendments of the Certificate of Organization shall be authorized by the Members as provided in
Section 2.07. The Certificate of Formation as so amended from time to time, is referred to herein as the "Certificate."

         1.02 Purposes and Powers. The business activity and purposes of the LLC shall be limited to performing the services described in the bid documents annexed hereto as Exhibit 1.02 and any activities related thereto or useful in connection therewith. The LLC shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC, including without limitation the following powers:

                  (a) to purchase, receive, take, lease or otherwise acquire, own, hold, improve, maintain, use or otherwise deal in and with, sell, convey, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, encumber or create a security interest in all or any of its real or personal property, or any interest therein, wherever situated.

                  (b) to borrow or lend money or obtain or extend credit and other financial accommodations, to invest and reinvest its funds in any type of security or obligation of or interest in any public, private or governmental entity, and to give and receive interests in real and personal property as security for the payment of funds so borrowed, loaned or invested;
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                  (c) to make contracts, including contracts of insurance, incur liabilities and give guaranties, including without limitation, guaranties of obligations of other persons who are interested in the LLC or in whom the LLC has an interest;

                  (d) to appoint one or more Managers of the LLC, to employ officers, employees, agents and other persons, to fix the compensation and define the duties and obligations of such personnel, to establish and carry out retirement, incentive and benefit plans for such personnel, and to indemnify such personnel to the extent permitted by this Agreement and the Act;

                  (e) to make donations irrespective of benefit to the LLC for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes; and

                  (f) to institute, prosecute, and defend any legal action or arbitration proceeding involving the LLC, and to pay, adjust, compromise, settle, or refer to arbitration any claim by or against the LLC or any of its assets.

         1.03 Principal Place of Business. The principal office and place of business of the LLC shall initially be 133 Carnegie Way NE Atlanta, Georgia. The Members may change the principal office or place of business of the LLC at any time and may cause the LLC to establish other offices or places of business.

         1.04 Registered Agent. The LLC's agent for service of process in the State of Delaware shall be the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other agent as the Members shall designate from time to time.

         1.05 Fiscal Year. The fiscal year of the LLC shall end on December 31 in each year.

         1.06 Qualification in Other Jurisdictions. The Members shall cause the LLC to be qualified or registered under applicable laws of any jurisdiction in which the LLC transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

                              ARTICLE 2 - Members

         2.01 Members. The initial Members of the LLC and their addresses shall be listed on Schedule A and said schedule shall be amended from time to time by the Members to reflect the withdrawal of Members or the admission of additional Members pursuant to this Agreement. The Members shall constitute a single class or group of Members of the LLC for all purposes of the Act, unless otherwise explicitly provided herein. Schedule A shall constitute the record list of the Members for all purposes of this Agreement.

         2.02 Management. The LLC shall be Member managed. The Members shall have the authority to (i) exercise all powers and privileges granted by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion, or attainment of the business, trade, purposes or activities



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of the LLC and (ii) to take any other action not prohibited under the Act, any applicable law or this Agreement.

         2.03 Compliance with Securities Laws and Other Laws and Obligations. Each Member hereby represents and warrants to the LLC and acknowledges that (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the LLC and making an informed investment decision with respect thereto, (b) it is able to bear the economic and financial risk of an investment in the LLC for an indefinite period of time and understands that it has no right to withdraw and have its interest repurchased by the LLC, (c) it is acquiring an interest in the LLC for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (d) it understands that the equity interests in the LLC have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with and (e) if it is an entity, the execution, delivery and performance of this Agreement do not require it to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents (if applicable) or any agreement or instrument to which it is a party or by which it is bound.

         2.04 Admission of New Members. Additional persons may be admitted to the LLC as Members and may participate in the profits, losses, distributions, allocations and capital contributions of the LLC upon such terms as are established by the Members, by amendment of this Agreement by unanimous vote of the Members provided that such admission does not violate the terms of the bid documents annexed hereto as Exhibit 1.02 and all regulations, ordinances and other laws applicable thereto. New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Members, and their identity, Membership Interests (as defined in Section 2.05) and Contributions (if any) under Section 5.02 have been established by amendment of Schedule A. Existing Members shall have no preemptive or similar right to subscribe to the purchase of new Membership interests in the LLC.

         2.05 Meetings of Members.

                  (a) Meetings of Members may be called for any proper purpose at any time by the holders of five percent (5%) or more of the Membership Interests. The Members calling the meeting shall determine the date, time and place of each meeting of Members, and written notice thereof shall be given to each Member not less than ten days or more than 60 days prior to the date of the meeting. Notice shall be sent to Members of record on the date when the meeting is called. The business of each meeting of Members shall be limited to the purposes described in the notice. A written waiver of notice, executed before or after a meeting by a Member or its authorized attorney shall be deemed equivalent to notice of the meeting. Any Member wishing to reschedule a meeting shall have one opportunity to reschedule a meeting by notifying the other Members within four days after receiving notice of the meeting. In the event such a notice to reschedule is timely provided, the Members calling the meeting shall select an alternative date



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for the meeting, and written notice thereof shall be given to each Member not less than five days prior to the rescheduled date of the meeting.

                  (b) Persons holding a majority of the Membership Interests shall constitute a quorum for the transaction of any business at a meeting of Members. Members may attend a meeting in person or by proxy. Members may also participate in a meeting by means of conference telephone or similar communications equipment that permits all Members present to hear each other. If less than a quorum of the Members is present, the meeting may be adjourned by the chairman to a later date, time and place, and the meeting may be held as adjourned without further notice. When an adjourned meeting is reconvened, any business maybe transacted that might have been transacted at the original meeting.

                  (c) The Members shall make available at any meeting of Members and for a period of ten days prior thereto a complete list of Members entitled to vote at such meeting or any adjournment thereof. The list shall reflect the current names and addresses of each Member and their Membership Interests and shall be subject to inspection by any Member at the meeting and during the ten-day period prior thereto at the principal office of the LLC.

                  (d) The Members shall elect from representatives of the Membership a chairman of the meeting. The chairman shall determine the order of business and the procedures to be followed at each meeting of Members.

         2.06 Action Without a Meeting. There is no requirement that the Members hold a meeting in order to take action on any matter. Any action required or permitted to be taken by the Members may be taken without a meeting if one or more written consents to such action shall be signed by all Members of record.

         2.07 Voting Rights. Unless otherwise required by the Act, all actions, approvals and consents to be taken or given by the Members under the Act, this Agreement or otherwise shall require the affirmative vote or written consent of Members holding a majority of the percentage interests of Members in the profits and losses of the LLC as specified on Schedule A (herein the "Membership Interests").

         2.08 Limitation of Liability of Members. Except as otherwise provided in the Act, no Member of the LLC shall be obligated personally for any debt, obligation or liability of the LLC or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the LLC. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the LLC, and no Member shall be liable to the LLC or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account (as defined in Section 5.01) or to contribute to or in respect of the liabilities or obligations of the LLC or return distributions made by the LLC except as required by the Act or other applicable law; provided, however, that (i) Members are responsible for their failure to make required Contributions under Section 5.02, and (ii) the Members must maintain Capital Account balances in accordance with Section 5.01. The failure of the LLC to observe any formalities or requirements relating to the



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exercise of its powers or the management of its business or affairs under this
Agreement or the Act shall not be grounds for making its Members responsible for the liabilities of the LLC.

         2.09 Passive Membership. If a Member elects to become a Passive Member, then starting on the first day of the month following written notification to all other Members of the LLC of this intention, notwithstanding anything else contained in this Agreement, the Passive Member will no longer participate in the operations of the LLC or be entitled to or receive any salary or distributions in accordance with the provisions of this Section.

                  (a) When a Member elects to become a Passive Member, it will not be allowed to vote or otherwise participate in the management of the LLC or in its day to day operations, and it will not be allowed to determine the methods and manner of performance of the LLC.

                  (b) When a Member elects to become a Passive Member, it will not receive any net profits or net losses from the LLC pursuant to Article 6 and its share of any net profits or net losses shall be divided proportionally among the non-Passive Members.

                  (c) When a Member elects to become a Passive Member, it will not be entitled to receive any distributions of assets pursuant to Article 6 and its share of any distributions of assets shall be divided proportionally among the non-Passive Members.

                  (d) A Member's election to become a Passive Member pursuant to this Section does not otherwise affect its Membership Interest in the LLC.

                  (e) No Member may elect to become a Passive Member if such election would cause the LLC to violate any contractual obligation owed to, or legal requirement of, the City of Atlanta.

                  (f) The election to become a Passive Member may be revoked by the Passive Member upon no fewer than 30 days advance written notice to all non-Passive Members, effective upon the first day of the full calendar month following the expiration of the 30 day notice period. For purposes of this Section, "Passive Member" means a Member who has elected to relinquish all personal participation in the day to day operation of the Company.

         2.10 Rights to Information. Members shall have the right to receive upon request a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the LLC as is required by the Act, subject to reasonable conditions and standards established by the other Members, as permitted by the Act, which may include, without limitation, withholding or restrictions on the use of confidential information.

         2.11 Reports. Within 120 days after the end of each fiscal year of the LLC, Synagro shall cause to be prepared and sent to all Members an audited financial report of the LLC including a balance sheet, a profit and loss statement and, unless the profit and loss statement is prepared on a cash basis, a statement of changes in financial position. Within 90 days after the end of each fiscal year the Members shall furnish to all Members such information as may be needed to permit Members to file their federal income tax returns and any required state income tax returns. The cost of such reports shall be an expense of the LLC.




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         2.12 Reliance by Third Parties. Any person dealing with the LLC or any
Member may rely upon a certificate signed by any Member as to (i) the identity of any Members; (ii) any factual matters relevant to the affairs of the LLC;
(iii) the persons who are authorized to execute and deliver any document on behalf of the LLC; or (iv) any action taken or omitted by the LLC or any Member.

         2.13 Obligation of Members. The specific obligations of each Member to the LLC are to be set forth in separate sub-contracting agreements between each Member and the LLC, which agreements are to be annexed to this Agreement as
Exhibit 2.13.

                          ARTICLE 3 - Indemnification

         3.01 Right to Indemnification. Except as limited by law and subject to the provisions of this Article, the LLC shall indemnify each of its Members against all expenses incurred by them in connection with any proceeding in which a Member is involved as a result of serving in such capacity, except that no indemnification shall be provided for a Member regarding any matter as to which it shall be finally determined that said Member did not act in good faith and in the reasonable belief that its action was in the best interests of the LLC. Subject to the foregoing limitations, such indemnification may be provided by the LLC with respect to a proceeding in which it is claimed that a Member received an improper personal benefit by reason of its position, regardless of whether the claim arises out of the Member's service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by the Member.

         3.02 Award of Indemnification. The determination of whether the LLC is authorized to indemnify a Member hereunder and any award of indemnification shall be made in each instance (a) by independent legal counsel appointed by the Members, or (b) by the holders of a majority of the Membership Interests of the Members who are not parties to the proceeding in question. The LLC shall be obliged to pay indemnification applied for by a Member unless there is an adverse determination (as provided above) within forty-five (45) days after the application. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification pursuant to Section 13.11 hereof, and in such event, the LLC shall have the burden of proving that the applicant was ineligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the LLC in which a Member is adjudged liable to the LLC, indemnification hereunder shall be provided to said Member only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, said Member is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

         3.03 Successful Defense. Notwithstanding any contrary provisions of this Article, if a Member has been wholly successful on the merits in the defense of any proceeding in which it was involved by reason of its position as Member or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Member), the Member shall be indemnified by the LLC against all expenses incurred by the Member in connection therewith.




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         3.04 Advance Payments. Except as limited by law, expenses incurred by a
Member in defending any proceeding, including a proceeding by or in the right of the LLC, shall be paid by the LLC to the Member in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Member is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Member to make repayment; provided, however, that no such advance payment of expenses shall be made if it is determined pursuant to
Section 3.02 of this Article on the basis of the circumstances known at the time (without further investigation) that the Member is ineligible for indemnification:

         3.05 Definitions. For purposes of this Article:

                  "expenses" means all expenses, including attorneys' fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article, and except for proceedings by or in the right of the LLC or alleging that a Member received an improper personal benefit, any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding; and

                  "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

         3.06 Insurance. The LLC shall have power to purchase and maintain insurance on behalf of any Member, officer, agent or employee against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the LLC would have power to indemnify against such liability or cost.

         3.07 Intentionally Deleted.

         3.08 Heirs and Personal Representatives. The indemnification provided by this Article shall inure to the benefit of the heirs and personal representatives of each Member.

         3.09 Non-Exclusivity. The provisions of this Article shall not be construed to limit the power of the LLC to indemnify its Members, officers, employees or agents to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

         3.10 Amendment. The provisions of this Article may be amended or repealed in accordance with Section 13.04; however, no amendment or repeal of such provisions that adversely affects the rights of a Member under this Article with respect to its acts or omissions at any time prior to such amendment or repeal, shall apply to said Member without its consent.

                       ARTICLE 4 - Conflicts of Interest

         4.01 Transactions with Interested Persons. Unless entered into in bad faith, no contract or transaction between the LLC and one or more of its Members, or between the LLC and any



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other corporation, partnership, association or other organization in which one or more of its Members have a financial interest or are directors, partners, Managers or officers, shall be voidable solely for this reason or solely because said Member was present or participated in the authorization of such contract or transaction if.

                  (a) the material facts as to the relationship or interest of said Member and as to the contract or transaction were disclosed or known to the other Members and the contract or transaction was authorized by the disinterested Members; or

                  (b) the contract or transaction was fair to the LLC as of the time it was authorized, approved or ratified by the disinterested Members;

and no Member interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the LLC, or Member, or any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

         4.02 Outside Businesses. Any Member may engage or have an interest in other business ventures which are similar to or competitive with the business of the LLC, and the pursuit of such ventures, even if competitive, shall not be deemed wrongful or improper or give the LLC, or the other Members any rights with respect thereto. No Member shall be obligated to present an investment opportunity to the LLC even if it is similar to or consistent with the business of the LLC, and such Member shall have a right to take for his own account or recommend to others any such investment opportunity.

                 ARTICLE 5 - Capital Accounts and Contributions

         5.01 Capital Accounts.

                  (a) There shall be established on the books of the LLC a single capital account (a "Capital Account") for each Member.

                  (b) The Capital Account of each Member (regardless of the time or manner in which such Member's interest was acquired) shall be maintained in accordance with the rules of Section 704(b) of the Code (together with Section 1.704-1(b)(2)(iv) of the Treasury Regulations). Adjustments shall be made to the Capital Accounts for distributions and allocations as required by the rules of
Section 704(b) of the Code and the Treasury Regulations thereunder. In general, a Capital Account shall be:

                           (1) increased by (i) the amount of money contributed
by the Member to the LLC (including the amount of any LLC liabilities that are assumed by such Member other than in connection with the distribution of LLC property as described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(b) and
(c)), (ii) the fair market value of property contributed by the Member to the LLC (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Section 752 of the Code), and
(iii) except as provided in paragraph (4) below, allocations to the Member of LLC profits and gain for federal income tax purposes (or items thereof), including profits and gain exempt from taxation; and




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                           (2) decreased by (i) the amount of money distributed
to the Member by the LLC (including the amount of such Member's individual liabilities that are assumed by the LLC (other than in connection with contributions of property to the LLC as described in Treasury Regulations
Section 1.704-1(b)(2)(iv)(b) and (c)), (ii) the fair market value of property distributed to the Member by the LLC (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to the Member of expenditures of the LLC not deductible in computing the LLC's taxable income and not properly chargeable to capital, and (iv) except as provided in paragraph (4) below, allocations to the Member of LLC loss and deductions for federal income tax purposes (or items thereof);

If there is a transfer of all or a part of an interest in the LLC by a Member, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee of such Member. Notwithstanding any provision contained herein to the contrary, no Member shall be required to restore any negative balance in its Capital Account, except as specifically required under this Agreement.

         5.02 Contributions. Each Member shall make the contributions to the capital of the LLC (herein "Contributions") specified on Schedule A. All Contributions shall be paid in cash unless otherwise specified on Schedule A or agreed to by the Members. Except as set forth on Schedule A, no Member shall be entitled or required to make any contribution to the capital of the LLC; however, the LLC may borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Members, and any such borrowing from Members shall not be considered Contributions or reflected in their Capital Accounts. The value of all non-cash Contributions made by Members shall be set forth on Schedule A. No Member shall be entitled to any interest or compensation with respect to its Contribution or any services rendered on behalf of the LLC except as specifically provided in this Agreement or approved by the other Members. No Member shall have any liability for the repayment of the Contribution of any other Member and each Member shall look only to the assets to the LLC for return of its Contribution.

                   ARTICLE 6 - Distributions and Allocations

         6.01 Allocation of Profit, Loss, Cash Flow and Proceeds of Sale or Refinancing. The net profits, net losses, net cash flow and net proceeds of any sale or refinancing of any property of the LLC, except upon liquidation of the LLC, shall be allocated among the Members according to the Membership Interests of each Member. Upon liquidation, distributions shall be made to the Members in the amount of the positive balance in their respective Capital Accounts and then any remaining Assets shall be distributed according to the Membership Interest of each Member. Subject to the foregoing, distributions to the Members shall be made at such times and in such amounts as the Members shall determine.

         6.02 Determination of Profit and Loss. Net profits and net losses shall, for both accounting and tax purposes, be as determined under the Internal Revenue Code for reporting on the LLC's U.S. federal income tax return. For tax purposes, all items of depreciation, gain, loss, deduction or credit in respect of the LLC shall be determined in accordance with the Internal



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Revenue Code and, except to the extent otherwise required by the Internal
Revenue Code, allocated to and among the Members in accordance with their respective Membership Interests.

         6.03 Tax Matters Partner. SYNAGRO - WWT, Inc. shall be the "tax matters partner" of the LLC for purposes of the Internal Revenue Code.

         6.04 Distribution of Assets in Kind. No Member shall have the right to require any distribution of any assets of the LLC to be made in cash or in kind. If the Members determine to distribute assets of the LLC in kind, such assets shall be distributed on the basis of their fair market value as determined by the Members. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Members, receive separate assets of the LLC, and not an interest as tenant-in-common with other Members so entitled in each asset being distributed. Distributions in kind need not be made on a pro-rata basis but may be made on any basis which the Members determine to be reasonable under the circumstances.

         6.05 Limitation on Distributions. No Member shall be entitled to any distribution or payment with respect to its interest in the LLC upon the resignation or withdrawal of such Member except to the extent otherwise provided in this Agreement. Distributions may be limited and repayable as provided in the Act.

                       ARTICLE 7 - Transfers of Interests

         7.01 General Restrictions on Transfer. Except as provided in Section
7.05 below, no Member may sell, assign, give, pledge, hypothecate, encumber or otherwise transfer, including without limitation, any assignment or transfer by operation of law or by order of court, such Member's interest in the LLC or any part thereof, or in all or any part of the assets of the LLC, without the affirmative vote of the Members, and any purported assignment without such consent shall be null and void and of no effect whatsoever.

         The LLC and its Members shall be entitled to treat the record owner of an interest in the LLC as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest has been received and accepted by the Members and recorded on the books of the LLC. The LLC may refuse to accept and record an assignment until the end of the next successive quarterly accounting period of the LLC.

         7.02 Requirements for Transfer. Every transfer of an interest in the LLC permitted hereunder shall be subject to the following requirements:

                  (a) The transferee shall establish that the proposed transfer will not cause or result in a breach of any agreement binding upon the LLC or any violation of law, including without limitation, the documents annexed hereto as Exhibit 1.02 and federal or state securities laws, and that the proposed transfer would not cause the LLC to be an investment company as defined in the Investment Company Act of 1940, as amended;

                  (b) The transferee shall establish that the transferee is financially responsible and of good character and that the transfer would not adversely affect the classification of the LLC as a partnership for federal tax purposes, terminate its classification as a partnership under



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Code Section 708, or have a substantial adverse effect with respect to federal income taxes payable by the LLC; and

                  (c) The transferee shall execute a counterpart of this Agreement and such other documents or instruments as may be required by the LLC to reflect the provisions hereof.

         Until the foregoing requirements are met, the LLC need not recognize the transferee for any purpose under this Agreement.

         7.03 Effect of Transfer.

                  (a) If the transferee is admitted as a Member or is already a Member, the Member transferring its interest shall be relieved of liability with respect to the transferred interest arising or accruing under this Agreement on or after the effective date of the transfer, unless the transferor affirmatively assumes such liability; provided, however, that the transferor shall not be relieved of any liability for prior distributions unless the transferee affirmatively assumes such liabilities.

                  (b) Any person who acquires in any manner an interest or any part thereof in the LLC, whether or not such person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such interests to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such interest, including without limitation, the provisions hereof with respect to any subsequent transfer of such interest.

         7.04 Prohibited Transfers. Any transfer in violation of any provisions of this Agreement shall be null and void and ineffective to transfer any interest in the LLC and shall not be binding upon or be recognized by the LLC, and any such transferee shall not be treated as or deemed to be a Member for any purpose. In the event that any Member shall at any time transfer its interest in violation of any of the provisions of this Agreement, the LLC and the other Members, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a transfer in violation of this Agreement.

         7.05 Right of First Refusal.

                  (a) If a Member (the "Transferring Member") desires to sell or transfer all or any part of his ownership interest in the LLC ("Interest") to any person pursuant to a Bona Fide Offer, Transferring Member must promptly and prior to consummation of the sale, send written notice to the remaining Members. The notice shall contain a statement setting forth the price and all conditions of such offer, and the name and address of the maker of such offer. If the maker of the offer is an agent or nominee, the notice shall also contain the name and address of the principal involved.

                  (b) For a period of ninety (90) days following the giving of notice to the remaining Members, one or more of the remaining Members may elect to purchase or arrange for the purchase of the Transferring Member's Interest proposed to be sold by the Transferring Member (or any other mutually agreed upon share as long as all of the Transferring Member's interest is purchased) for a purchase price equal to the lesser of (i) the purchase price contained in the Bona Fide Offer, or (ii) the Membership Interest of the Transferring Member multiplied by the appraised value of the LLC pursuant to an independent appraisal performed not more than ninety (90) days prior to the date of the Bona Fide Offer. Such appraisal shall be paid for equally by the remaining Members, or paid for by the LLC if unanimously agreed to by the remaining Members. The purchase price shall be payable, at the remaining Members' option, either upon the same terms as are contained in the Bona Fide Offer or in one hundred and twenty (120) equal monthly installments of principal and interest, bearing interest at the Wall Street Journal prime rate, as it shall fluctuate from time to time. Installment payments shall be evidenced by a promissory note (the "Promissory Note"). Payments under the Promissory Note shall commence one month after the acquisition of the Transferring Member's Interest and shall be on the same day of each month thereafter to maturity. The Promissory Note shall:

                           (i) provide for acceleration of all unpaid
installments of principal and interest upon default in the payment of any installment thereunder that is not cured within 60 days of notice of default.

                           (ii) give the maker the option of prepayment, in
whole or in part, at any time, without penalty; and

                           (iii) provide for the recovery by the holder of all
costs of collection in the event of a default which is not cured within 60 days of notice of such default. The Promissory Note shall also be secured by a pledge of the Transferring Member's Interest, in a form reasonably satisfactory to counsel for the Transferring Member.

                  (c) If one or all of the remaining Members timely elect to purchase the Interest proposed to be sold by the Transferring Member, the purchasing Members must close such purchase within thirty (30) days after the day of giving notice of their election to purchase.

                  (d) If the remaining Members do not give the Transferring Member timely notice of their intention to purchase the Interest proposed to be sold, the LLC shall have the option (without the vote of the Transferring Member to the extent he has a vote), for thirty (30) days after the expiration of the remaining Members' ninety day election period in paragraph (b) above, to purchase the Interest proposed to be sold at the same purchase price and on the same terms as were available to the remaining Members.

                  (e) If LLC does not give timely notice of its intention to purchase the interest proposed to be sold, the Transferring Member may sell such interest to the person(s) who made the Bona Fide Offer pursuant to the same terms and conditions contained in the Bona Fide Offer; provided, however, that as a condition to such transfer, the transferee shall agree in writing to be bound by the terms and conditions of this Agreement. If such sale is not consummated in accordance with the terms and conditions of the initial Bona Fide Offer within sixty (60) days of the expiration of the LLC's thirty (30) day option period, the Interest proposed to be sold by the Transferring Member shall again be subject to the transfer restrictions of this Agreement.

                  (f) At the closing, the Transferring Member shall submit a written resignation pursuant to which he (or his representative) shall resign as a Member and all other official positions within the LLC.

         For purposes of this Section, the following definitions will apply:

         "Bona Fide Offer" means an offer in writing, signed by the offeror, in a form legally enforceable against an offeror who is financially and legally capable of carrying out the terms of the Bona Fide Offer in full compliance with this Agreement. No offer shall be a Bona Fide Offer unless it proposes a transfer or sale of an Interest to an entity or person in compliance with the Minority Business Enterprise requirements of the City of Atlanta.

             ARTICLE 8 - Redemption of Interests of Certain Members

         At any time during the thirty (30) day period following the occurrence of any of the following events, the LLC may in its sole discretion, by notice in writing sent to the Member described below, expel such Member and redeem all, but not less than all, of the Membership Interests then owned by such Member:

                  (a) the dissolution or termination of the existence of a Member or the bankruptcy of a Member;

                  (b) a material breach by a Member of any provision of this Agreement provided that the Member has been given written notice of such breach and has failed to cure such breach within thirty days from the date of such notice;

                  (c) a material breach by a Member or any affiliate of such Member of any provision of any agreement entered into by such Member or affiliate with the LLC, provided that the Member or affiliate has been given written notice of such breach and has failed to cure such breach within thirty days from the date of such notice;

                  (d) the termination of any Member's certification as a minority business enterprise or any equivalent certification if such certification was or is necessary to obtain or maintain the contracts and business described in the bid documents annexed hereto as Exhibit 1.02.

                  (e) fraud on or theft from the LLC, or commission of, or indictment, charge or conviction of, any felony, or deliberate and material act in opposition to the LLC's business interest.

         The consideration to be paid by the LLC to such expelled Member in exchange for its Membership Interest shall be the balance of such Member's capital account at the end of the then most recent calendar quarter.

                          ARTICLE 9 - Terms of Payment

         With respect to any redemption pursuant to Article 8, the LLC shall pay against the purchase price an amount of funds in cash not less than twenty-five percent (25%) of the total purchase price. Any remaining balance of any purchase price shall be paid in the form of a negotiable promissory note of the LLC calling for equal quarterly payments of principal over three (3) years accompanied by interest at the Wall Street Journal prime rate, as it shall fluctuate from time to time.

                ARTICLE 10 - Failure to Cooperate with Transfer

         If a Member shall become obligated to sell Membership Interests to the LLC hereunder and shall fail to deliver such interests in accordance with the terms of this Agreement, each Member agrees that the LLC may, ten (10) days after giving written notice to such person, at its option exercised by vote of the Members, in addition to all other remedies it may have, send to said Member, the purchase price for such Interest, in the form of cash and promissory notes as herein specified. Thereupon the LLC shall cancel on its books said Interest and all of the former Member's rights in and to such Interest shall terminate.

                      ARTICLE 11 - Proprietary Information

         Except as required in the performance of its duties on behalf of the LLC, each Member agrees that it will not at any time while it is associated with the LLC or thereafter, divulge or disclose to anyone outside of the LLC any information not already lawfully available to the public concerning proprietary information of the LLC or any research, know-how, marketing data, operating or cost data, customer or supplier lists, proposals, bids, price lists or any other confidential information of the LLC or its customers.

             ARTICLE 12 - Dissolution, Liquidation, and Termination

         12.01 Dissolution. The LLC shall dissolve and its affairs shall be wound up upon the first to occur of the following:

                  (a) the affirmative vote of the Members occurring after the completion of the project described in Exhibit 1.02;

                  (b) the termination of the membership of a Member due to expulsion by the LLC; the dissolution or termination of the existence of a Member; or the bankruptcy of a Member; provided, however, that the LLC maybe continued with the consent of the remaining Members as provided in Section 2.07, such consent to be given within ninety (90) days following such event;

                  (c) the entry of a decree of judicial dissolution under the Act; or

                  (d) the consolidation or merger of the LLC in which it is not the resulting or surviving entity.

         12.02 Liquidation. Upon dissolution of the LLC, the remaining Members shall act as its liquidating trustee. The liquidating trustee shall proceed diligently to liquidate the LLC, to wind up its affairs and to make final distributions as provided in Section 6.01 and in the Act. The costs of dissolution and liquidation shall be an expense of the LLC. Until final distribution, the liquidating trustee may continue to operate the business and properties of the LLC with all of the power and authority of the Members. As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting of the LLC's assets, liabilities, operations and liquidating distributions to be given to the Members.

         12.03 Certificate of Cancellation. Upon completion of the distribution of LLC assets as provided herein, the LLC shall be terminated, and the Members shall file a Certificate of Cancellation with the Secretary of State of Delaware under the Act, cancel any other filings made pursuant to Sections 1.01, 1.03 and 1.06, and take such other actions as may be necessary to terminate the existence of the LLC.

                        ARTICLE 13 - General Provisions

         13.01 Offset. Whenever the LLC is obligated to make a distribution or payment to any Member, any amounts that Member owes the LLC may be deducted from said distribution or payment.

         13.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given
(i) five (5) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given (x) to Members at their addresses on Schedule A, or such other address as a Member may specify by notice to all of the other Members, or (y) to the LLC at the address of the principal office of LLC specified in Section 1.03. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

         13.03 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the LLC and supersedes all prior contracts or agreements with respect to the LLC, whether oral or written.

         13.04 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument signed by Members holding a majority of the Membership Interests; provided, however, that (a) an amendment or modification reducing a Member's Membership Interest or changing adversely the rights of a Member with respect to distributions, allocations or voting, (other than to reflect the admission of new Members or changes otherwise provided by this Agreement) shall be effective only with that Member's consent;
(b) an amendment or modification to reflect the admission of a new Member who is an assignee of an existing Member, shall be subject to approval as provided in
Section 2.07; (c) an amendment or modification increasing any liability of a Member to the LLC or Members, or adversely affecting the limitation of the liability of a Member with respect to the LLC, shall be effective only with that Member's consent; (d) an amendment or modification reducing the required percentage of Membership Interests for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the percentage of Membership Interests theretofore required; and (e) an amendment of this section shall require the unanimous consent of the Members.

         13.05 Binding Effect. Subject to the restrictions on transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

         13.06 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

         13.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and' perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

         13.08 Third-Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the LLC or any of its Members, except for Members in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the LLC or any Member.

         13.09 Interpretation. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

         13.11 Mediation and Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, or the meaning and construction hereof, after thirty days written notice from any Member to the remaining Members, such Member may request review and mediation before the Director of the Office of Contract Compliance having jurisdiction over the project described on Exhibit 1.02. In the absence of such a request or upon failure of such review and mediation to produce agreement among the parties, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association. Judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date set forth above.

Attest:                                              Atlanta Residuals Company, LLC


[Witness]                                            By:  /s/    Mark Rome
--------------------------------------------              ------------------------------------------------



Attest:                                              Synagro - WWT, Inc.


[Witness]                                            By:  /s/    Mark Rome
--------------------------------------------              ------------------------------------------------



Attest:                                              Carl D. Jones and Associates, P.C.


[Witness]                                            By:  /s/    Carl D. Jones
--------------------------------------------              ---------------------------------------



Attest:                                              Thacker Operating Company


[Witness]                                            By:  /s/    Signature
--------------------------------------------              ------------------------------------------------

                                   Schedule A

NAME AND ADDRESS                                CONTRIBUTION              MEMBERSHIP
   OF MEMBER:                                                             INTEREST
----------------------------------------------------------------------------------------
Synagro - WWT, Inc.                                $6,000                     60%
1800 Bering Drive
Suite 1000
Houston, TX 77057
----------------------------------------------------------------------------------------
Carl D. Jones and Associates                         $500                      5%
3315 Martin Luther King Jr. Avenue S.E.
Washington, DC 20032
----------------------------------------------------------------------------------------
Thacker Operating Company                          $3,500                     35%
133 Carnegie Way NE
Suite 600
Atlanta, GA 30303